                                                                EXHIBIT 23(d)(1)
                          MLIG VARIABLE INSURANCE TRUST

                              MANAGEMENT AGREEMENT


        THIS MANAGEMENT AGREEMENT ("Agreement") is made this ___ day of June, 2002 by and between MLIG Variable Insurance Trust, a business trust organized and existing under the laws of the state of Delaware (the "Trust"), and Roszel Advisors, LLC (the "Manager"), a limited liability company organized and existing under the laws of the state of Delaware.

                                    RECITALS

1. The Trust is a series-type, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), that currently consists of the investment portfolios listed in Appendix A, attached hereto (each, a "Portfolio");

2. The Trust issues a separate series of shares of beneficial interest for each Portfolio, which shares represent fractional undivided interests in the Portfolio;

3. The Trust desires to retain the Manager to provide or to arrange to provide overall management of the Trust and each Portfolio, including investment advisory services, in the manner and on the terms and conditions set forth in this Agreement;

4. The Manager is willing to provide or to arrange to provide general management and investment advisory services to the Trust and each Portfolio on the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the promises and the covenants herein, the Trust and the Manager agree as follows:

                                    ARTICLE I
                              Duties of the Manager

        The Trust engages the Manager to act as the Trust's general manager and investment adviser to provide directly or to arrange through third parties, investment advisory and general management services to it and to each existing Portfolio, for the period and on the terms and conditions set forth in this Agreement. This Agreement may be extended to any additional investment portfolios that the Trust may establish in the future on the same terms and conditions. The Manager hereby accepts such engagement and agrees during such period, at its own expense, to provide or to arrange to provide, such investment advisory and general management services, and to assume the obligations set forth in this Agreement for the compensation provided for herein. Subject to the supervision of the board of trustees of the Trust (the "Board") and the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Manager may retain any affiliated or unaffiliated investment adviser(s), investment subadviser(s) or other party, to perform any or all of the services set forth in this Agreement.

        The Manager, its affiliates and any investment adviser(s), investment subadviser(s) or other parties performing services for the Manager shall, for all purposes herein, be independent contractors and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust or a Portfolio in any way or otherwise be deemed agents of the Trust or a Portfolio.

        Subject to supervision by the Board, the Manager shall have and exercise full investment discretion and authority to act as agent for the Trust in buying, selling or otherwise disposing of or managing the investments of each Portfolio, directly or through investment subadvisers.

        The Manager and any other party performing services covered by this Agreement shall be subject to: (1) the restrictions of the Trust's Declaration of Trust as amended from time to time; (2) the provisions of the 1940 Act and the Advisers Act; (3) the statements relating to each Portfolio's investment objectives, investment strategies and investment restrictions as set forth in the currently effective (and as amended from time to time) registration statement of the Trust (the "registration statement") under the Securities Act of 1933, as amended; (4) appropriate state insurance laws; and (5) any applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code").

        (a) General Management Services. The Manager shall supervise and oversee all custody, transfer agency, dividend disbursing, legal, accounting and administrative services by third parties that have contracted with the Trust to provide such services ("Service Providers"). The Manager shall also be responsible for the performance of various administrative functions for the Trust including:

        (1) coordinate the efforts of the Trust's counsel and independent auditors;

        (2)     provide officers for the Trust;

        (3) provide clerical, secretarial and bookkeeping services, office supplies, office space and related services (including telephone and other utility services); and

        (4) monitor state and federal law as it may apply to the Trust or Portfolios.

        (b) Investment Advisory Services. The Manager shall provide the Trust directly or through investment subadvisers with such investment research, advice and supervision as the Trust may from time to time consider necessary for the proper management of the assets of each Portfolio, shall furnish continuously an investment program for each Portfolio, shall determine from time to time which securities or other investments shall be purchased, sold or exchanged for the various Portfolios, including providing or obtaining such services as may be necessary in managing, acquiring or disposing of securities, cash or other investments.

        The Trust has furnished the Manager with copies of the Trust's registration statement and Declaration of Trust as currently in effect and agrees during the continuance of this Agreement to furnish the Manager with copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Manager and any Service Providers will be entitled to rely on all documents furnished by the Trust.


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

        The Manager represents that in performing investment advisory services for each Portfolio, the Manager shall make every effort to ensure that: (1) each Portfolio complies with Section 817(h) of the Code and the regulations issued thereunder, specifically Regulation Section 1.817-5, relating to the diversification requirements for variable annuity, endowment, and life insurance contracts, and any amendments or other modifications to such Section or regulations; (2) each Portfolio continuously qualifies as a regulated investment company under Subchapter M of the Code or any successor provisions; and (3) any and all applicable state insurance law restrictions on investments that operate to limit or restrict the investments that a Portfolio may otherwise make are complied with as well as any changes thereto. Except as instructed by the Board, the Manager shall also make decisions for the Trust as to the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Trust's securities shall be exercised. If the Board at any time makes any determination as to investment policy and notifies the Manager of such determination, the Manager shall be bound by such determination until notified to the contrary.

        The Manager shall take, on behalf of each Portfolio, all actions which it considers necessary to implement the investment strategies of such Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the account of each Portfolio with brokers and dealers selected by it, and to that end, the Manager is authorized as the agent of the Trust to give instructions to the Trust's custodian as to deliveries of securities or other investments and payments of cash for the account of each Portfolio.

        In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolios, the Manager is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board from time to time. Subject to this requirement and the provisions of the 1940 Act, the Advisers Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Manager may select brokers or dealers that are affiliated with it or the Trust (or with a subadviser) as well as brokers or dealers which sell insurance policies of Merrill Lynch Insurance Company and ML Life Insurance Company of New York or their affiliates.

        To the extent permitted by the policy guidelines, the Manager is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research, brokerage and other services provided by such brokers and dealers which the Manager believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution,
(5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the brokerage service arrangements made available by the broker or dealer. In connection with the foregoing, the Manager is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Manager determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of the Manager's overall responsibilities with respect to the Trust, the Portfolio and to any other client accounts or portfolios which the Manager advises. The execution of such transactions shall not



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be considered to represent an unlawful breach of any duty created by this
Agreement or otherwise.

        When selecting brokers or dealers and placing purchase and sale orders for securities and other investments, when instructed to do so by the Trust in connection with brokerage service arrangements approved by the Board, the Manager agrees and is authorized to place orders with one or more brokers or dealers identified by the Trust (including brokers or dealers who are affiliated persons of the Trust, the Manager or a subadviser). The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

        The Manager also is authorized to aggregate purchase and sale orders for securities held (or to be held) in a Portfolio with similar orders being made on the same day for other client accounts or Portfolios managed by Manager. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Portfolio and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Portfolios) participating in the transaction. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.

        When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including a Portfolio), the Manager may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Manager considers equitable. Similarly, the Manager may not recommend a specific security or other investment for all client accounts or portfolios (including the Portfolios) with the same or similar investment objective(s) or strategies or may not recommend a specific security or other investment for such client accounts at the same time or price.

        As part of carrying out its obligations to manage the investment and reinvestment of the assets of each Portfolio consistent with the requirements under the 1940 Act, the Manager shall:

        (1) Perform research and obtain and analyze pertinent economic, statistical, and financial data relevant to the investment policies of each Portfolio as set forth in the registration statement;

        (2) Consult with the Board and furnish to the Board recommendations with respect to an overall investment strategy for each Portfolio for approval, modification, or rejection by the Board;

        (3) Seek out and implement specific investment opportunities, consistent with any investment strategies approved by the Board;

        (4) Take such steps as are necessary to implement any overall investment strategies approved by the Board for each Portfolio, including making and carrying out day-



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                to-day decisions to acquire or dispose of permissible
                investments, managing investments and any other property of the Portfolio, and providing or obtaining such services as may be necessary in managing, acquiring or disposing of investments;

        (5) Regularly report to the Board with respect to the implementation of any approved overall investment strategy and any other activities in connection with management of the assets of each Portfolio including furnishing, within 60 days after the end of each calendar quarter, a statement of investment performance for the period since the last report and a schedule of investments and other assets of each Portfolio as of the end of the quarter;

        (6) Maintain, in the form and for the periods required by Rule 31a-2 of the 1940 Act, all records relating to each Portfolio's investments that are required to by maintained by the Trust pursuant to paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10)
                and (f) of Rule 31a-1 of the 1940 Act;

        (7) Furnish any personnel, office space, equipment and other facilities necessary for it to perform its obligations under this Agreement;

        (8) Provide the appropriate Service Provider(s) with such financial or other data concerning each Portfolio's investment activities as shall be necessary or required to prepare and to file all periodic financial reports or other documents required to be filed with the Securities and Exchange Commission ("SEC") and any other regulator;

        (9) To the extent required by appropriate Service Providers, assist in determining each business day the net asset value of the shares of each Portfolio; and

        (10) Enter into any written investment advisory or investment subadvisory contract with another affiliated or unaffiliated party, subject to any approvals required by Section 15 of the 1940 Act, pursuant to which such party will carry out some or all of the Manager's responsibilities listed above.

                                   ARTICLE II
                                   The Manager

        The Manager is registered with the SEC under the Advisers Act. The Manager shall remain so registered throughout the term of this Agreement and shall notify Trust immediately if the Manager ceases to be so registered as an investment adviser.

        The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of the Manager shall certify to the Trust that the Manager has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the Manager's code



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of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Trust, the Manager shall permit representatives of the Trust to examine the reports (or summaries of the reports) required to be made to the Manager by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics.

                                   ARTICLE III
                       Allocation of Charges and Expenses

        (a) The Manager. The Manager assumes the expense of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide the office space, equipment and facilities for such personnel, and shall pay all compensation of officers and trustees of the Trust who are affiliated persons of the Manager.

        (b) Investment Subadviser Fees. The Manager assumes and shall pay the fees of any investment adviser(s), investment subadviser(s) or other party it contracts with to assume all or part of the Manager's responsibilities under this Agreement.

        (c) The Trust. The Trust assumes and shall pay or cause to be paid all of its other expenses, including, without limitation, the following: taxes, fees of the administrator, expenses for legal and auditing services, costs of printing proxy materials, shareholder reports and prospectuses (except to the extent such prospectuses are used in connection with the sale and distribution of the Trust's securities), custody and transfer agency fees, expenses of redemption of shares, SEC filing fees, expenses of registering the shares under the federal securities laws, fees and actual out-of-pocket expenses of trustees who are not affiliated persons of the Trust, accounting and printing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and other expenses properly payable by the Trust.

                                   ARTICLE IV
                           Compensation of the Manager

        For the services rendered, the facilities furnished and expenses assumed by the Manager, the Trust shall pay to the Manager at the end of each calendar month a fee for each Portfolio calculated as a percentage of the average daily net assets of the Portfolio at the annual rates set forth in Appendix A of this Agreement. The Manager's fee is accrued daily at 1/365th of the applicable annual rate set forth in Appendix A. For the purpose of the fee accrual, the daily net assets of each Portfolio are determined in the manner and at the times set forth in the Trust's current prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

        In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within fifteen business days of the date of termination.


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                                    ARTICLE V
                     Limitation of Liability of the Manager

        The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Trust, except for (a) willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder, and (b) to the extent specified in section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

                                   ARTICLE VI
                            Activities of the Manager

        The Manager's services under this Agreement are not exclusive. The Manager may provide the same or similar services to other clients and is not required to give priority to one or more of the Portfolios over its other client accounts or portfolios.

        It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested persons of the Manager, as trustees, officers, employees and shareholders or otherwise, and that trustees, officers, employees and shareholders of the Manager are or may become similarly interested persons of the Trust, and that the Manager may become interested in the Trust as a shareholder or otherwise.

                                   ARTICLE VII
                                Books and Records

        The Manager hereby undertakes and agrees to maintain all records not maintained by Service Providers or investment subadvisers pursuant to their agreements with the Trust or Manager, in the form and for the period required by Rule 31a-2 under the 1940 Act.

        The Manager agrees that all books and records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such books, records or information upon the Trust's request. All such books and records shall be made available, within five business days of a written request, to the Trust's accountants or auditors during regular business hours at the Manager's offices. The Trust or its authorized representative shall have the right to copy any records in the possession of the Manager or a Service Provider that pertain to the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to the Trust free from any claim or assertion of rights by the Manager.

        The Manager further agrees that it will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement and that it will keep confidential any information obtained pursuant to this Agreement and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is required by federal or state regulatory authorities.


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                                  ARTICLE VIII
            Effectiveness, Duration and Termination of this Agreement

        This Agreement shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of each Portfolio. This Agreement shall become effective on the date which it is so approved. This Agreement may be extended to cover any investment portfolios of the Trust that may be created in the future. This agreement shall become effective as to each such future investment portfolio when it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and, to the extent required by law, by the vote of a majority of the outstanding voting shares of such portfolio. As to each Portfolio of the Trust, the Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved for each Portfolio at least annually by:
(a) the Board, or by the vote of a majority of outstanding votes attributable to the shares of the Portfolio; and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

        This Agreement may be terminated at any time as to any Portfolio or to all Portfolios, without the payment of any penalty, by the Board, or by vote of a majority of the outstanding votes attributable to the shares of the applicable Portfolio, or by the Manager, on 60 days written notice to the other party. If this Agreement is terminated only with respect to one or more, but less than all, of the Portfolios, or if a different investment manager is appointed with respect to a new portfolio, the Agreement shall remain in effect with respect to the remaining Portfolios. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE IX
                          Amendments of this Agreement

        This Agreement may be amended as to each Portfolio by the parties only if such amendment is specifically approved by (a) the vote of a majority of outstanding votes attributable to the shares of the Portfolio, and (b) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                    ARTICLE X
                          Definitions of Certain Terms

        The terms "assignment," "affiliated person," and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding votes" attributable to the shares of a Portfolio means the lesser of (1) 67% or more of the votes attributable to such Portfolio present at a meeting if the holders of more than 50% of such votes are present or represented by proxy, or (2) more than 50% of the votes attributable to shares of the Portfolio.



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                                   ARTICLE XI
                                  Governing Law

        This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

                                   ARTICLE XII
                                  Severability

        If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.




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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                    MLIG VARIABLE INSURANCE TRUST

                                    By:
                                        --------------------------
                                    Title:
                                           -----------------------



        ATTEST:

        -----------------



                                    ROSZEL ADVISORS, INC.

                                    By:
                                        --------------------------
                                    Title:
                                           -----------------------



        ATTEST:

        ----------------


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                                   APPENDIX A

         Portfolio                                                              Annual Rate
         ---------                                                              -----------

MLIG VARIABLE INSURANCE TRUST

Roszel/Lord Abbett Large Cap Value Portfolio                                    0.80%

Roszel/Levin Large Cap Value Portfolio                                          0.80%

Roszel/MLIM Relative Value Portfolio                                            0.80%

Roszel/Sound Large Cap Core Portfolio                                           0.80%

Roszel/INVESCO-NAM Large Cap Core Portfolio                                     0.80%

Roszel/Nicholas-Applegate Large Cap Growth Portfolio                            0.80%

Roszel/Rittenhouse Large Cap Growth Portfolio                                   0.80%

Roszel/Seneca Large Cap Growth Portfolio                                        0.80%

Roszel/Valenzuela Mid Cap Value Portfolio                                       0.80%

Roszel/Lord Abbett Mid Cap Value Portfolio                                      0.85%

Roszel/Seneca Mid Cap Growth Portfolio                                          0.80%

Roszel/Seligman Mid Cap Growth Portfolio                                        0.85%

Roszel/NWQ Small Cap Value Portfolio                                            0.85%

Roszel/PIMCO Small Cap Value Portfolio                                          0.85%

Roszel/Neuberger Berman Small Cap Growth Portfolio                              0.95%

Roszel/JP Morgan Small Cap Growth Portfolio                                     0.95%

Roszel/Lazard International Portfolio                                           0.85%

Roszel/Credit Suisse International Portfolio                                    0.85%

Roszel/Lord Abbett Government Securities Income Portfolio                       0.65%

Roszel/MLIM Fixed-Income Portfolio                                              0.70%

Roszel/Lord Abbett Bond Debenture Portfolio                                     0.80%